Exhibit 99.1

Diodes Incorporated Announces New $670 Million Credit Facility in Next Step of Lite-On Semiconductor Acquisition

Plano, Texas – June 1, 2020 – Diodes Incorporated (Nasdaq: DIOD), today announced that it has entered into a new credit agreement that will provide a $670 million, three-year secured credit facility.  The new facility makes available up to $520 million in a term loan, a $150 million revolving credit line and will be funded by a syndicate of banks.

Diodes intends to use this new credit facility to refinance existing debt, ensure access to cash at a competitive rate, and to prepare financing for the acquisition of Lite-On Semiconductor (LSC) that is expected to close in the second half of 2020.

The term loan facility includes a delayed drawdown period to contemplate the LSC acquisition closing process. The interest rate on the facility is floating with an initial rate based on Libor plus 2.0% through February 2021, with a Libor floor of 0.75%.

“We are very pleased to enter into this new financing agreement, which represents an important step in preparing for the planned acquisition of LSC in the second half of the year,” commented Brett Whitmire, Chief Financial Officer of Diodes. “The strong support and commitment we have received from the banking group has enabled us to successfully put this new credit facility in place.”

Dr. Keh-Shew Lu, Chairman, President and CEO, stated, "Bank of America was the lead in our previous facility and continued to extend their support in this new facility along with BBVA Securities and PNC Capital Markets.   The ongoing dedication by these lead banks as well as the rest of the banking group during these challenging economic times is a testament to Diodes strong financial performance and cash generation as well as the partnerships we have established.”

BofA Securities, Inc., BBVA Securities and PNC Capital Markets acted as joint lead arrangers and joint bookrunners. Also participating in the bank syndicate are Citibank, Regions Bank, Comerica Bank, Silicon Valley Bank, HSBC Bank USA, and Cadence Bank.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 28 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com.

Company Contact:

Diodes Incorporated

Laura Mehrl

Director, Investor Relations

P: 972-987-3959

E: laura_mehrl@diodes.com

Investor Relations Contact:

Shelton Group

Leanne K. Sievers, President

P: 949-224-3874

E: lsievers@sheltongroup.com